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                                  EXHIBIT 10.58

                                       TO

                                 GARGOYLES, INC.

                                    FORM S-1

"[*]" = confidential information omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.


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                                LICENSE AGREEMENT

         This Agreement ("Agreement"), dated as of June ______, 1996, is made and entered into by and between Scottie Pippen ("Pippen"), an NBA professional, and Gargoyles, Inc., a Washington corporation ("Gargoyles").

                                    RECITALS

         A. Subject to the terms and conditions of this Agreement, Gargoyles wishes to obtain the exclusive services of Pippen for the marketing and sales of sunglasses.

         B. Pippen wishes to assist Gargoyles in the marketing of its sunglasses products and of its Pippen sponsored sunglass products.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the premises and covenants contained herein, and other valuable consideration, the sufficiency and receipt of which are hereby acknowledged, Gargoyles and Pippen agree as follows:

1.       PRODUCT DESCRIPTION

         The products that are the subject of this Agreement (each a "Product") are Gargoyles' Performance Eyewear brand sunglasses.

2.       LICENSE

         Subject to Pippen's approval rights as described in this Agreement, Pippen hereby grants to Gargoyles an exclusive worldwide license to adapt, distribute, perform, reproduce and use Pippen's autograph, likeness, name and voice on the Products and/or in advertisement, commercials, packaging, signs and other advertising and other promotional formats, materials or media to advertise, market, promote and sell the Products throughout the world. Pippen will not endorse or support, or authorize or permit any third party to use the autograph, likeness, name or voice of Pippen in connection with any other sunglasses anywhere in the world during the term of this Agreement. 3. TERM

         The term of this Agreement shall commence upon the date of this Agreement, and subject to earlier termination as provided elsewhere in the Agreement, will expire on December 31, 1999.


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4.       ADVERTISING MATERIALS

         As between the parties, Gargoyles shall be responsible for producing the advertising and promotional materials in any form or medium (e.g. publicity photographs, advertisements, commercials, contests and film or other video footage) deemed necessary for the Products by Gargoyles. Prior to commercial production and distribution of any such materials using the autograph, likeness, name or voice of Pippen, Gargoyles shall submit to Pippen for his review and written approval the form of each item containing any autograph, likeness, name or voice of Pippen. Pippen shall not withhold his approval unreasonably and will notify Gargoyles of its approval or objections in a prompt and timely manner. Gargoyles will not knowingly display or promote the Product with branded products that would conflict with other branded products endorsed by Pippen. 5. CONSIDERATION

         As consideration for the grant of this license, Gargoyles shall pay to Pippen the following annual license fee:

         June 1, 1996 to May 31, 1997           [*]
         June 1, 1997 to May 31, 1998           [*] guaranteed minimum
         June 1, 1998 to May 31, 1999           [*] guaranteed minimum
         June 1, 1999 to Dec. 31, 1999          [*] guaranteed minimum

         The annual license fee paid during the first year of the term hereof shall be paid on two installments; [*] shall be paid upon execution of this Agreement, and [*] on December 15, 1996. Payments for remaining years will be divided into four equal payments with payments due June 1st, September 1st, January 1st and March 1st.

         Gargoyles will develop and introduce a Pippen signature glass by May 31, 1997. A [*] royalty payment on the net wholesale price of the signature glass will be paid against the guaranteed minimum consideration outlined above. For purposes of this section, "net wholesale price" is defined as the Gargoyles list wholesale price less dealer discounts.

- --------
[*] Confidential Treatment Requested

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6.       PERSONAL APPEARANCES

         Pippen will be available at least two (2) days each year (for no more than 4 hours per day) as mutually scheduled by the parties for filming, photographic or recording sessions as may be reasonably necessary to produce packaging and radio, television, printed and other advertising and promotional materials for the Products in any form or medium (e.g. publicity photographs, advertisements, commercials, contests and film or other video footage) desired by and acceptable to Gargoyles. In addition, Pippen agrees to make up to two (2) personal appearances on behalf of Gargoyles (approximately two hours) each year at promotional events mutually agreed upon by Pippen and Gargoyles to assist Gargoyles in promoting the Products at such events. In addition, Gargoyles may request Pippen to made one additional appearance, which Pippen will consider if such appearance can reasonably be accommodated by Pippen's schedule. With respect to all appearances by Pippen, Gargoyles agrees to pay all costs and expenses of Pippen and one guest related to such appearances, including first-class airfare, first class hotel accommodations, ground transportation and meals, etc. Finally, each year Pippen will provide to Gargoyles no more than 100 items per year to be autographed by Pippen to use in promotions, including, but not limited to, basketballs and posters. Gargoyles acknowledges that such autographed items and other results of such sessions may be used for promotional purposes only. Gargoyles agrees to use its best efforts to arrange for Pippen to autograph such items in conjunction with requested personal appearances.

7.       PROMOTIONAL EFFORTS OF GARGOYLES AND PIPPEN

         Throughout the term of this Agreement, Gargoyles agrees to aggressively promote and market Pippen and his image in connection with the marketing of its Products. In addition, Gargoyles agrees to pursue and/or participate with other Pippen licensees in cross-promotional efforts related to the Products. Throughout the term of this Agreement, Pippen will exert his best efforts to promote and publicize the Products; that Pippen will not disparage or criticize the Products; that Pippen will wear the Products exclusively at all times when it is convenient and appropriate for him to do so; and that Pippen shall not publicly wear any sunglass products that have not been manufactured by Gargoyles. At least once a year during the term hereof and at Gargoyles' expense, Gargoyles representatives will meet with Pippen to discuss marketing strategies and promotional plans related to this Agreement. Gargoyles agrees to use its best efforts to arrange such meeting at a time in conjunction with personal appearances described in Section 6 hereof.

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8.       PERSONAL GLASSES

         Gargoyles will make available to Pippen and his immediate family at no charge a reasonable number of Products for their personal use during the term of this Agreement.

9.       PRESS RELEASE

         Upon the signing of this Agreement, Gargoyles will issue a press release announcing Gargoyles' and Pippen's new relationship. Gargoyles will provide Pippen the press release for review and approval before it is issued.

10.      REPRESENTATIONS AND WARRANTIES; INDEMNITY

         Pippen represents to Gargoyles that: (a) he has full capacity, right and authority to enter into this Agreement and is legally bound hereby; and (b) there are no other agreements to which either Pippen is a party or bound that conflict with this Agreement or the ability of Pippen to perform under the terms of this Agreement. Gargoyles represents that it has the: (a) staff, knowledge, experience and financial ability to market the Products in a suitable commercial manner; and (b) the right and authority to enter into this Agreement and to be legally bound hereby.

         Gargoyles shall indemnify Pippen against any claims made by the NBA, NBPA, USAB or any other entity as to the licensing rights of team and or league copyrights and trademarks of the NBA, NBPA, USAB, or its members.

11.      CONFIRMATION OF AUTHORITY

         In the event that any manufacturer, advertiser or other person or entity questions the authority of Gargoyles to use Pippen's autograph, likeness, name or voice as authorized under this Agreement, Pippen shall promptly upon Gargoyles' request, execute such additional documents or make such communications as may be reasonably necessary to confirm Gargoyles' authority.

12.      DEFAULT AND TERMINATION

         12.1     EVENTS OF DEFAULT

         Either party may, in its discretion, terminate this Agreement and/or exercise any other right or remedy available to it under applicable law, including, without limitation, the right to recover damages if the other party breaches or is in default in a material manner under any provision of this Agreement, and such material breach or default is not cured within ten (10) days after written notice thereof shall have been

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given to such defaulting party by the other party, which notice shall specify the event or events constituting the default or breach hereof.

         12.2     DEATH; DISABILITY

         Gargoyles may terminate this Agreement by written notice to Pippen upon the occurrence of any of the following events: (a) the death of Pippen, (b) Pippen becomes the subject of any adverse publicity relating to alleged felony criminal activity or moral turpitude, such that Pippen's name and persona are no longer conducive to the promotion of the Products in the reasonable discretion of Gargoyles (c) Pippen does not play NBA basketball in the U.S. for a period of one year or more.

         12.3     POST TERMINATION

         Upon the expiration or termination of this Agreement, the license set forth in Section 1 shall automatically terminate and, except as expressly provided herein, neither party shall have any further obligations both in terms of payments (other than amounts earned hereunder before such termination) or performance, whatsoever under this Agreement.

14.      RIGHT OF FIRST APPROVAL

         At least sixty (60) days before the expiration of the term of this Agreement, Gargoyles and Pippen shall begin discussions for a renewal of this Agreement. In the event the parties are unable to reach agreement, Pippen may negotiate an endorsement agreement with other sunglasses manufacturers but shall not enter into such agreement during the two (2) month period after the expiration of the term without first providing Gargoyles the right to match the terms of such agreement. If Gargoyles elects to match such terms, Gargoyles and Pippen shall promptly enter into such agreement in lieu of Pippen entering into the agreement with such other manufacturer.

15.      MISCELLANEOUS

         15.1     RELATIONSHIP OF THE PARTIES

         The relationship of Pippen to Gargoyles shall be that of an independent contractor, and all acts performed by Pippen pursuant to this Agreement during the term shall be deemed to be performed in its capacity as an independent contractor.

         15.2     NOTICES

         All notices or payments required or permitted hereunder shall be deemed effective upon receipt and shall be given in writing and either (i) personally delivered

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(ii) sent by facsimile transmission, or (iii) sent by registered or certified mail, postage prepaid, to the following fax numbers or addresses or at such other places as either party shall designate in writing:

         If to Pippen:              The Marketing Arm
                                    c/o Scottie Pippen
                                    Attn:  Ray Clark
                                    2626 Cole Avenue
                                    Suite 400
                                    Dallas, TX  75204
                                    Tel:   214-665-9559
                                    Fax:   214-665-9569

         If to Gargoyles:           5866 S. 194th St.
                                    Kent, WA 98032
                                    Attn:  Michael E. Burkette/Janice D. Gaub
                                    Fax: 206-872-3317

         15.3     NO WAIVER

         The failure of either party hereto to insist at any time upon the strict observance or performance of any of the provisions of this Agreement or to exercise any right or remedy as provided in this Agreement shall not impair any such right or remedy or be construed as a waiver or relinquishment thereof with respect to subsequent defaults. Every right and remedy given by this Agreement to the parties hereto may be exercised from time to time and as often as may be deemed expedient by the parties hereto, as the case may be.

         15.4     ENTIRE AGREEMENT

         This Agreement contains the entire agreement between the parties, and supersedes all prior understandings, agreements or arrangements, oral or written, between the parties, with respect to the subject matter hereof. This Agreement shall not be modified or amended except by written instrument signed by both parties. This Agreement shall be binding upon and inure to the benefit of the heirs, personal representative, estate, successors and assigns of the parties.

         15.5     GOVERNING LAW

         This Agreement shall be governed by the laws of the State of Washington without reference to its choice of law rules.

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         15.6     ATTORNEYS' FEES

         In the event either party brings an action to enforce this Agreement, the prevailing party in such action shall be entitled to recover from the other all costs and disbursements incurred in connection therewith, including reasonable attorneys' fees.

         15.7     APPROVALS

         All approvals and consents required under this Agreement shall not be unreasonable withheld and must be requested and responded to in writing. Any requests for approval or consent which remain unanswered for a ten (10) day period following a party's receipt of an approval request shall be deemed an approval or acceptance of the terms set forth in such notice.

         15.8     COUNTERPARTS

         This Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute but one and the same instrument.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date and year first above written.

                                            Gargoyles:

                                            Gargoyles, Inc.

         By /s/ Scottie Pippen              By /s/ Douglas B. Hauff
            ---------------------              --------------------------
               Scottie Pippen                  Douglas Hauff, President

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